Exhibit 99.1

GOLUB CAPITAL BDC, INC. ANNOUNCES $164.1 MILLION IN NEW MIDDLE MARKET ORIGINATIONS FOR ITS FIRST FISCAL QUARTER

CHICAGO, IL, January 10, 2012 – Golub Capital BDC, Inc. (NASDAQ: GBDC, www.golubcapitalbdc.com), a business development company, today announced that it originated $164.1 million in new middle market investment commitments during the three months ended December 31, 2011.  Approximately 38% of the new investment commitments were in unitranche loans, 29% were subordinated debt/second lien investments, 30% were senior secured loans and 3% were equity securities.  Of the new investment commitments, $148.6 million funded at close.  Overall, total investments in portfolio companies at fair value increased by $102.2 million during the three months ended December 31, 2011 after factoring in debt repayments.

“As expected, we had strong originations during our first fiscal quarter,” commented David B. Golub, Chief Executive Officer of Golub Capital BDC, Inc.  “In addition, we continued to make progress on increasing the proportion of unitranche and subordinated debt investments in the portfolio.  Deal flow remains strong, although we expect the pace of new originations will slow for the quarter ending March 31, 2012.”

ABOUT GOLUB CAPITAL BDC, INC.

Golub Capital BDC, Inc. principally invests in senior secured, unitranche, mezzanine and second lien loans of middle-market companies that are, in most cases, sponsored by private equity investors. Golub Capital BDC, Inc.’s investment activities are managed by its investment adviser, GC Advisors LLC, an affiliate of the Golub Capital group of companies (“Golub Capital”).

ABOUT GOLUB CAPITAL

Golub Capital, founded in 1994, is a leading lender to middle-market companies. In 2010, Golub Capital was named “Middle Market Lender of the Year” by Buyouts Magazine and “Debt Financing Agent of the Year” by M&A Advisor.  Golub Capital was ranked the #1 Traditional Middle Market Bookrunner through the first nine months of calendar year 2011 by Thomson Reuters LPC for senior secured loans of up to $100 million for leveraged buyouts (based on number of deals completed).  As of December 31, 2011, Golub Capital managed over $5.0 billion of capital, with a team of investment professionals in New York and Chicago.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements, including statements about anticipated loan origination activity and Golub Capital BDC’s future performance, financial condition, liquidity and capital resources.  Forward-looking statements are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. Golub Capital BDC undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:	Ross Teune
Phone:	312-284-0111
Email:	rteune@golubcapital.com